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                                  EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT

Dear Mike:

          I am glad that we have resolved your change of position in a manner that permits you to continue working for U.S. Physical Therapy, Inc. (the "Company"). The terms of your continued employment by the Company are outlined below:

     1. Your position beginning effective September 2, 2003, is Vice President -- Special Projects. You will report to me as CEO. You will continue in this position, with the role, duties and responsibilities as Vice President -- Special Projects listed in the attached position description.

     2. Your salary will continue to be $170,000 per annum, payable in accordance with normal Company payment schedules. Reports of work performed will be conducted at the end of each month. You will not be eligible for any cash or other bonuses during your employment. Moreover, you shall not be entitled to, nor should you expect to be awarded, any stock options or other equity incentives.

     3. The Company shall provide and pay for your participation in all existing Company health, dental, long term disability and life insurance or benefits plans in accordance with past practices while you are employed by the Company. After your employment ceases you shall have whatever rights are granted you under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue to participate in such health plans. Except as provided above, the Company shall not be obligated to continue or provide, or to pay for, your participation in any other health and welfare benefit plans (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") after your employment is terminated.

     4. Your employment with the Company shall continue until September 30, 2004 (the "Termination Date"), at which time, absent further written agreement between you and the Company, your employment shall automatically terminate and there will be no severance payment due or payable.

     5. Your current options, listed in Exhibit A hereto, shall continue to be in full force and effect and the issued options will continue to vest pursuant to your option awards and the 1992 Stock Option Plan. Any unvested options owned by you on the Termination Date shall expire and terminate. Any vested options you hold on the Termination Date shall expire on October 30, 2004. A copy of the 1992 Stock Option Plan has been delivered to you for your records.

     6. To insure that your duties are limited to special projects and you are not asked, nor do you seek, to involve yourself in matters involving your former responsibilities and duties as Chief Financial Officer, we have agreed that while you will maintain an office at Company headquarters and will be present as directed by me as CEO, you will be permitted to establish an executive office near your residence at which you may work on projects assigned to you. The Company will reimburse you $350 per month for expenses you incur in establishing and maintaining such office.

     7. If during your employment by the Company (a) you are terminated by the Company without "Cause" (as defined below) or (b) you resign within 30 days after being required to accept a material diminution in title or duties and responsibilities, then the Company will continue to pay you your full salary for the stipulated period of your employment, i.e. until September 30, 2004. During such period, the Company shall continue to provide you health insurance, but all other benefits shall cease. "Cause" shall mean (i) your material failure to perform or observe (other than by reason of disability) any of the terms or provisions of this letter agreement, including your failure to follow my reasonable written directions as the Company's CEO, for more than five business days after written notice thereof from me as the CEO;
          (ii) dishonesty or misconduct on your part that is damaging or detrimental to the business of the Company, (iii) conviction of a felony involving moral turpitude, (iv) habitual insobriety or failure to perform your duties due to abuse of alcohol or drugs, or (v) misappropriation of any of the Company's material assets.

     8. We regret the time and difficulty involved in resolving our relationship over the past month. To put this matter to rest we have agreed to pay any legal costs billed to you at normal rates, up to $5000.

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     9.   By signing below, we have mutually agreed to and do hereby release each other from any claims or causes of action that either of us has by virtue of any actions related to your employment, your reassignment, and any related events or statements connected therewith.

          We hope that you accept this offer and look forward to continuing to work with you.

                                       Cordially,

                                       /s/ Roy Spradlin
                                       --------------------------

                                       Roy Spradlin, Chairman, President and CEO

AGREED TO AND ACCEPTED

/s/ J Michael Mullin
-------------------------------
J Michael Mullin

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